Exhibit 4.5
EXECUTION VERSION
NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUBJECT TO SECTION 6 BELOW, NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR HOLDER, SATISFACTORY TO COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.
WARRANT TO PURCHASE STOCK
Issue Date: August 27, 2010
THIS CERTIFIES THAT, for value received, Silicon Valley Bank (“Holder”) is entitled to subscribe for and purchase such number of fully paid and non-assessable shares (as more fully defined below, the “Warrant Shares”) of the capital stock of Endocyte, Inc., a Delaware corporation (the “Company”), as set forth below, at the Warrant Price (as hereinafter defined), subject to the provisions and upon the terms and conditions hereinafter set forth. This Warrant is issued in connection with that certain Loan and Security Agreement of even date herewith among the Company, MidCap Funding III, LLC and Silicon Valley Bank, as amended and in effect from time to time (the “Loan Agreement.”)
1. Number and Class of Warrant Shares; Warrant Price.
     (a) Certain Definitions. A used herein, the following terms shall have the respective meanings given below.
          “Acquisition” has the meaning given in Section 3(e) below.
          “Certificate of Incorporation” means the Company’s Certificate of Incorporation as filed in its jurisdiction of organization, as amended and/or restated and in effect from time to time.
          “IPO” means the Company’s initial, underwritten offering and sale of its shares to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended.
          “Next Financing” means the first sale or issuance by the Company on or after the Issue Date of this Warrant set forth above, and on or before the Outside Date, in a single transaction or series of related transactions, of shares of its convertible preferred stock or other equity securities to one or more investors for cash for financing purposes.

          “Next Financing Series” means the class and series of convertible preferred stock or other equity security sold or issued by the Company in the Next Financing.
          “Next Financing Price” means the lowest price per share for which shares of the Next Financing Series are sold or issued by the Company in the Next Financing.
          “Outside Date” means 5:00 PM, Eastern time, on December 31, 2010.
          “Series C-3 Price” means $4.25, as adjusted from time to time upon the occurrence of events described in Section 7 hereof that occur on or after the Issue Date hereof.
          “Series C-3 Stock” shall mean the Company’s Series C-3 Convertible Class, $0.001 par value per share, and any securities of the Company into or for which the outstanding shares of Series C-3 Convertible Class may be converted, reclassified, reorganized or exchanged.
          “TWA” means the time-weighted average of the Series C-3 Price and the Next Financing Price as determined by the following formula:
                TWA = P + [(Q - P) x (D/N)]
          where
               TWA = the time-weighted average price
               P = the Series C-3 Price as in effect on and as of the date of calculation
               Q = the Next Financing Price
               D = the number of calendar days elapsed between the Issue Date first set forth above and October 13, 2009.
               N = the number of calendar days elapsed between the consummation of the Next Financing and October 13, 2009.
               Provided, however, in no event shall (Q-P) be less than zero.
          (b) Class and Series of Warrant Shares. The class and series of the Company’s capital stock for which this Warrant shall be exercisable (the “Class”) shall be the Next Financing Series; provided, that if, prior to the consummation of the Next Financing, there shall be an Acquisition or IPO, or if the Next Financing shall not have been consummated (for any reason or no reason) on or before the Outside Date, whichever shall first occur, then the Class shall be Series C-3 Stock as of immediately prior to (i) the effectiveness of the registration statement filed in connection with the IPO or (ii) the closing of such Acquisition, or from and after the Outside Date, as the case may be; and in any case subject to further adjustment from time to time in accordance with the provisions of this Warrant.

     (c) Warrant Price. The purchase price per Warrant Share hereunder (the “Warrant Price”) shall be the lower of (i) the TWA, and (ii) the Next Financing Price; provided, that if, prior to the consummation of the Next Financing, there shall be an Acquisition or IPO, or if the Next Financing shall not have been consummated (for any reason or no reason) on or before the Outside Date, whichever shall first occur, then the Warrant Price shall be the Series C-3 Price as of immediately prior to (1) the effectiveness of the registration statement filed in connection with the IPO or (2) the closing of such Acquisition, or from and after the Outside Date, as the case may be; and in any case subject to further adjustment from time to time in accordance with the provisions of this Warrant.
     (d) Number of Warrant Shares. Upon the first date that the Warrant Price is determinable pursuant to Section 1(c) above, this Warrant shall automatically become exercisable for such number of shares of the applicable Class (as determined pursuant to Section 1(b) above) as shall equal (i)(x) 0.035, multiplied by (y) the aggregate total original principal amount of all Term Loans (as defined in the Loan Agreement) for which funds are delivered to the Company by Holder (or its affiliate) under the Loan Agreement on or before such date, regardless of whether any such Term Loan is still then outstanding, divided by (ii) the applicable Warrant Price on and as of such date as determined pursuant to Section 1(c) above. Thereafter, on each date that a Term Loan is made to the Company under the Loan Agreement by Holder (or its affiliate), this Warrant shall automatically become exercisable for such number of additional shares of the Class as shall equal (iii)(x) 0.035, multiplied by (y) the total original principal amount of such additional Term Loan made by Holder (or its affiliate), divided by (iv) the Warrant Price in effect on and as of such date. All shares of the Class for which this Warrant becomes exercisable in accordance with this Section 1(d), as adjusted from time in accordance with the provisions of this Warrant, are referred to hereinafter collectively as the “Warrant Shares.”
2. Conditions to Exercise. The purchase right represented by this Warrant may be exercised at any time, or from time to time, in whole or in part during the term commencing on the first date on which the Warrant Price is determinable pursuant to Section 1(c) above and ending at 5:00 P.M. Pacific time on the tenth (10th) anniversary of the Issue Date of this Warrant (the “Expiration Date”).
3. Method of Exercise or Conversion; Payment; Issuance of Shares; Issuance of New Warrant.
(a) Cash Exercise. Subject to Section 2 hereof, the purchase right represented by this Warrant may be exercised by Holder hereof, in whole or in part, by the surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company (as set forth in Section 17 below) and by payment to Company, by certified or bank check, or wire transfer of immediately available funds, of an amount equal to the then applicable Warrant Price per share multiplied by the number of Warrant Shares then being purchased. In the event of any exercise of the rights represented by this Warrant, certificates for the Warrant Shares so purchased shall be in the name of, and delivered to, Holder, or in such other name as Holder may direct (subject to the terms of transfer contained herein and upon payment by such Holder hereof of any applicable transfer taxes). Such delivery shall be made as soon as reasonably practicable but in all events within 10 days after exercise of this Warrant (three (3) business days following the IPO) and at Company’s expense and, unless this Warrant has been fully exercised or expired, a new warrant having terms and conditions substantially identical to this Warrant and representing the portion of the Warrant Shares, if any, with respect to which this Warrant shall not have been exercised, shall also be issued to Holder hereof within such 10-day period.
(b) Net Issue Election. In lieu of payment of the Warrant Price in the manner specified in Section 3(a) above, Holder may from time to time convert this Warrant, in whole or in part, into Warrant Shares by surrender of the original of this Warrant (together with a duly executed Notice of Exercise in substantially the form attached hereto) at the principal office of Company, in which event Company shall issue to Holder the number of Warrant Shares computed using the following formula:
X = Y (A-B)
A
Where:
X = the number of Warrant Shares to be issued to Holder.
Y = the number of Warrant Shares purchasable under this Warrant (at the date of such calculation).
A = the Fair Market Value of one share of the Class (at the date of such calculation).
B = Warrant Price (as adjusted to the date of such calculation).
     (c) Fair Market Value. For purposes of this Section 3, “Fair Market Value” of one share of the Class shall mean:
(i) In the event of an exercise in connection with and prior to the consummation of the IPO, the per share Fair Market Value for the Class shall be the offering price at which the underwriters initially sell common stock of Company (“Common Stock”) to the public multiplied by the number of shares of Common Stock into which each share of the Class is then convertible; or
(ii) The average of the closing bid and asked prices of Common Stock quoted in the Over-The-Counter Market Summary, the last reported sale price quoted on the Nasdaq Stock Market or on any other exchange on which the Common Stock is listed, whichever is applicable, as published in the Western Edition of the Wall Street Journal for the three (3) trading days prior to the date of determination of Fair Market Value; or
(iii) In the event of an exercise in connection with an Acquisition in which Company is not the surviving entity, the per share Fair Market Value for the Class shall be the value to be received per share of the Class by all holders thereof in such transaction as determined in accordance with the definitive transaction agreements executed in connection therewith (or, if Fair Market Value is not reasonably determinable by such agreements, by the Company’s Board of Directors); or
(iv) In any other instance, the per share Fair Market Value for the Class shall be as determined in the reasonable good faith judgment of Company’s Board of Directors.
In the event of Sections 3(c)(iii) or 3(c)(iv), above, Company’s Board of Directors shall prepare a certificate, to be signed by an authorized officer of Company, setting forth in reasonable detail the basis for and method of determination of the per share Fair Market Value of the Class. The Board of Directors will also certify to Holder that this per share Fair Market Value will be applicable to all holders of Company’s Class. Such certification must be made to Holder at least thirty (30) business days prior to the proposed effective date of the merger, consolidation, sale, or other triggering event as defined in Sections 3(c)(iii) or 3(c)(iv).
(d) Automatic Exercise. To the extent this Warrant is not previously exercised, it shall be deemed to have been automatically exercised in accordance with Sections 3(b) and 3(c) hereof (even if not surrendered) as of immediately before its expiration, involuntary termination or cancellation if the then-Fair Market Value of a Warrant Share exceeds the then-Warrant Price, unless Holder notifies Company in writing to the contrary prior to such automatic exercise.
(e) Treatment of Warrant Upon Acquisition of Company.
(i) Certain Definitions. For the purpose of this Warrant, “Acquisition” means any sale, or other transfer or disposition of all or substantially all of the assets of Company (“Asset Sale”), or any reorganization, consolidation, or merger of Company, or sale of outstanding Company securities by holders thereof, where the holders of Company’s securities before the transaction beneficially own less than a majority of the outstanding voting securities of the successor or surviving entity after the transaction. For purposes of this Section 3(e): “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition were Holder to exercise this Warrant on or prior to the closing thereof is then traded on a national securities exchange or over-the-counter market, and (iii) Holder would not be restricted by contract or by applicable federal and state securities laws from publicly re-selling, within six (6) months and one day following the closing of such Acquisition, all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition; “Liquidating. Distribution” means the initial distribution in liquidation of the

Company to its stockholders of the proceeds received in connection with an Acquisition that is an Asset Sale; and “Affiliate” shall mean any person or entity that owns or controls directly or indirectly ten percent (10%) or more of the voting capital stock of Company, any person or entity that controls or is controlled by or is under common control with such persons or entities, and each of such person’s or entity’s officers, directors, joint venturers or partners, as applicable.
(ii) Cash Acquisition. In the event of an Acquisition in which the sole consideration is cash and/or Marketable Securities, Holder may either (a) exercise its purchase right under this Warrant and such exercise will be deemed effective immediately prior to the consummation of such Acquisition (or, in the case of an Asset Sale that is not a True Asset Sale, immediately prior to the Liquidating Distribution) or (b) permit the Warrant to expire upon the consummation of such Acquisition (or, in the case of such Asset Sale, the Liquidating Distribution). Company shall provide Holder with written notice of such proposed Acquisition together with such reasonable information as Holder may request in connection with such contemplated Acquisition giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed Acquisition.
(iii) True Asset Sale. In the event of an Acquisition that is an arms-length sale of all or substantially all of Company’s assets (and only its assets) to a third party that is not an Affiliate of Company (a “True Asset Sale”), Holder may either (a) exercise its purchase right under this Warrant and such exercise will be deemed effective immediately prior to the Liquidating Distribution in connection with such True Asset Sale or (b) permit the Warrant to continue until the earlier to occur of (1) the Expiration Date if Company continues as a going concern following the closing of any such True Asset Sale, and (2) the Liquidating Distribution in connection with such True Asset Sale. Company shall provide Holder with written notice of any proposed True Asset Sale together with such reasonable information as Holder may request in connection with such True Asset Sale giving rise to such notice, which is to be delivered to Holder not less than ten (10) business days prior to the closing of the proposed True Asset Sale.
(iv) Assumption of Warrant. Upon the closing of any Acquisition other than those particularly described in subsections (ii) and (iii) above, the surviving or successor entity shall assume this Warrant and the obligations of the Company hereunder, and this Warrant shall, from and after such closing, be exercisable for the same class, number and kind of securities, cash and other property as would have been paid for or in respect of the Warrant Shares issuable (as of immediately prior to such closing) upon exercise in full hereof as if such Shares had been issued and outstanding on and as of such closing, at an aggregate Warrant Price equal to the aggregate Warrant Price in effect as of immediately prior to such closing; and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant.

4. Representations and Warranties of Holder and Company.
(a) Representations and Warranties by Holder. Holder represents and warrants to Company with respect to this purchase as follows:
(i) Evaluation. Holder has substantial experience in evaluating and investing in private placement transactions of securities of companies similar to Company so that Holder is capable of evaluating the merits and risks of its investment in Company and has the capacity to protect its interests.
(ii) Resale. Except for transfers to an affiliate of Holder, Holder is acquiring this Warrant and the Warrant Shares issuable upon exercise of this Warrant (collectively the “Securities”) for investment for its own account and not with a view to, or for resale in connection with, any distribution thereof. The Holder understands that the Securities have not been registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.
(iii) Rule 144. The Holder acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. The Holder is aware of the provisions of Rule 144 promulgated under the Act.
(iv) Accredited Investor. The Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.
(v) Opportunity To Discuss. The Holder has had an opportunity to discuss Company’s business, management and financial affairs with its management and an opportunity to review Company’s facilities. The Holder understands that such discussions, as well as the written information issued by Company, were intended to describe the aspects of Company’s business and prospects which Company believes to be material but were not necessarily a thorough or exhaustive description.
(b) Representations and Warranties by Company. Company hereby represents and warrants to Holder that the statements in the following paragraphs of this Section 4(b) are true and correct as of the date hereof.
(i) Corporate Organization and Authority. Company (a) is a corporation duly organized, validly existing, and in good standing in its jurisdiction of incorporation, (b) has the corporate power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted; and (c) is qualified as a foreign corporation in all jurisdictions where such qualification is required.
(ii) Corporate Power. Company has all requisite legal and corporate power and authority to execute, issue and deliver this Warrant, to issue the Warrant

Shares issuable upon exercise or conversion of this Warrant, and to carry out and perform its obligations under this Warrant.
(iii) Authorization; Enforceability. All corporate action on the part of Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of its obligations under this Warrant and for the authorization, issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise of this Warrant has been taken and this Warrant constitutes the legally binding and valid obligation of Company enforceable in accordance with its terms.
(iv) Valid Issuance of Warrant and Warrant Shares. This Warrant has been validly issued and is free of restrictions on transfer other than restrictions on transfer set forth herein and under applicable state and federal securities laws. The Warrant Shares issuable upon exercise of this Warrant, when issued, sold and delivered in accordance with the terms of this Warrant for the consideration expressed herein, will be duly and validly issued, fully paid and non-assessable, and will be free of restrictions on transfer other than restrictions on transfer under this Warrant and under applicable state and federal securities laws. Subject to applicable restrictions on transfer, the issuance and delivery of this Warrant and the Warrant Shares issuable upon exercise or conversion of this Warrant are not subject to any preemptive or other similar rights or any liens or encumbrances except as specifically set forth in Company’s Certificate of Incorporation or this Warrant. The offer, sale and issuance of the Warrant Shares, as contemplated by this Warrant, are exempt from the prospectus and registration requirements of applicable United States federal and state security laws, and neither Company nor any authorized agent acting on its behalf has or will take any action hereafter that would cause the loss of such exemption.
(v) No Conflict. The execution, delivery, and performance of this Warrant will not result in (a) any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice (1) any provision of Company’s Certificate of Incorporation or by-laws; (2) any provision of any judgment, decree, or order to which Company is a party, by which it is bound, or to which any of its material assets are subject; (3) any contract, obligation, or commitment to which Company is a party or by which it is bound; or (4) any statute, rule, or governmental regulation applicable to Company, or (b) the creation of any lien, charge or encumbrance upon any assets of Company.
(vi) Capitalization. The capitalization table of Company attached hereto as Annex A is complete and accurate as of the date hereof (after giving effect to the issuance of this Warrant) and reflects (a) all outstanding capital stock of Company and (b) all outstanding warrants, options, conversion privileges, preemptive rights or other rights or agreements to purchase or otherwise acquire or issue any equity securities or convertible securities of Company. Company has reserved all shares of Common Stock for issuance upon conversion of the Class.

(vii) Series C-3 Price. The Series C-3 Price is no greater than the lowest price at which Company has issued shares of Series C-3 Stock to an unrelated third party in an arm’s length transaction.
5. Legends.
     (a) Legend. Each certificate representing the Warrant Shares shall be endorsed with substantially the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE TRANSFERRED (UNLESS SUCH TRANSFER IS TO AN AFFILIATE OF HOLDER) UNLESS COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT, A “NO ACTION” LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION WITH RESPECT TO SUCH TRANSFER, A TRANSFER MEETING THE REQUIREMENTS OF RULE 144 OF THE SECURITIES AND EXCHANGE COMMISSION, OR (IF REASONABLY REQUIRED BY COMPANY) AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY SUCH TRANSFER IS EXEMPT FROM SUCH REGISTRATION.
Company need not enter into its stock records a transfer of Warrant Shares unless the conditions specified in the foregoing legend are satisfied. Company may also instruct its transfer agent not to allow the transfer of any of the Warrant Shares unless the conditions specified in the foregoing legend are satisfied.
(b) Removal of Legend and Transfer Restrictions. The legend relating to the Act endorsed on a certificate pursuant to paragraph 5(a) of this Warrant shall be removed and Company shall issue a certificate without such legend to Holder if (i) the Securities are registered under the Act and a prospectus meeting the requirements of Section 10 of the Act is available or (ii) Holder provides to Company an opinion of counsel for Holder reasonably satisfactory to Company, a no-action letter or interpretive opinion of the staff of the Securities and Exchange Commission (“SEC”) reasonably satisfactory to Company, or other evidence reasonably satisfactory to Company, to the effect that sale, transfer or assignment of the Securities may be made without registration and without compliance with any restriction such as Rule 144.
(c) “Market Stand-Off” Agreement. Holder (and its affiliates) hereby agrees that it shall bound by the same “Market Standoff Provision” contained in the Third Amended and Restated Investors’ Rights Agreement dated as of March 9, 2007, of Company (the “Registration Rights Agreement”), and that the Warrant Shares shall be similarly bound under the Registration Rights Agreement.
6. Condition of Transfer or Exercise of Warrant. It shall be a condition to any transfer or exercise of this Warrant that at the time of such transfer or exercise, Holder shall provide Company with a representation in writing that Holder or transferee is acquiring this Warrant and the shares of Class to be issued upon exercise for investment purposes only and not with a view to any sale or distribution, or will provide Company with a statement of pertinent facts covering any proposed distribution. As a further condition to any transfer of this Warrant or any or all of the shares of Class issuable upon exercise of this Warrant, other than a transfer registered under the Act, Company may request a legal opinion, in form and substance satisfactory to Company and its counsel, reciting the pertinent circumstances surrounding the proposed transfer and stating that such transfer is exempt from the registration and prospectus delivery requirements of the Act. Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder, provided that such affiliate is an “accredited investor” as defined in Regulation D promulgated under the Act. Each certificate evidencing the Warrant Shares issued upon exercise of this Warrant or upon any transfer of the Warrant Shares (other than a transfer registered under the Act or any subsequent transfer of shares so registered) shall, at Company’s option, if the Warrant Shares are not freely saleable under Rule 144(k) under the Act, contain a legend in form and substance satisfactory to Company and its counsel, restricting the transfer of the Warrant Shares to sales or other dispositions exempt from the requirements of the Act. As further condition to each transfer, at the request of Company, Holder shall surrender this Warrant to Company and the transferee shall receive and accept a Warrant, of like tenor and date, executed by Company.
7. Adjustment for Certain Events. The number and kind of securities purchasable upon the exercise of this Warrant and the Warrant Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:
(a) Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event affecting the outstanding shares of the Class, Holder shall be entitled to receive, upon exercise of this Warrant, the number and kind of securities and property that Holder would have received for the Warrant Shares if this Warrant had been exercised in full immediately before such reclassification, exchange, substitution, or other event, at an aggregate Warrant Price not exceeding the aggregate Warrant Price in effect as of immediately prior thereto. Such an event shall include, without limitation, any automatic or voluntary conversion of all outstanding shares of the Class to Common Stock pursuant to the terms of the Company’s Certificate of Incorporation. The Company or its successor shall promptly issue to Holder a certificate pursuant to Section 8 hereof setting forth the number, class and series or other designation of such new securities or other property issuable upon exercise or conversion of this Warrant as a result of such reclassification, exchange, substitution or other event. The provisions of this Section 7(a) shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.
(b) Subdivision or Combination of Shares. If Company at any time while this Warrant remains outstanding and unexpired shall subdivide or combine its outstanding shares of the Class, the Warrant Price shall be proportionately decreased and the number of Warrant Shares issuable hereunder shall be proportionately increased in the case of a subdivision and the Warrant Price shall be proportionately increased and the number of Warrant Shares issuable hereunder shall be proportionately decreased in the case of a combination.
(c) Stock Dividends and Other Distributions. If Company at any time while this

Warrant is outstanding and unexpired shall (i) pay a dividend with respect to outstanding shares of the Class payable in additional shares of the Class or Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction (A) the numerator of which shall be the total number of shares of Class (and Common Stock, if applicable) outstanding immediately prior to such dividend or distribution, and (B) the denominator of which shall be the total number of shares of Class (and Common Stock, if applicable) outstanding immediately after such dividend or distribution; or (ii) make any other distribution with respect to the outstanding shares of the Class (except any distribution specifically provided for in Sections 7(a) and 7(b)), then, in each such case, provision shall be made by Company such that Holder shall receive upon exercise of this Warrant a proportionate share of any such dividend or distribution as though it were Holder of the Warrant Shares as of the record date fixed for the determination of the shareholders of Company entitled to receive such dividend or distribution.
(d) Adjustment of Number of Shares. Upon each adjustment in the Warrant Price, the number of Warrant Shares purchasable hereunder shall be adjusted, to the nearest whole share, to the product obtained by multiplying the number of Warrant Shares purchasable immediately prior to such adjustment in the Warrant Price by a fraction, the numerator of which shall be the Warrant Price immediately prior to such adjustment and the denominator of which shall be the Warrant Price immediately thereafter.
(e) Adjustment for Dilutive Issuances. Without duplication of any adjustment otherwise provided for under this Section 7, the number of shares of Common Stock issuable upon conversion of the Warrant Shares issuable hereunder shall be subject to adjustment from time to time in the manner set forth in the Company’s Certificate of Incorporation as if the Warrant Shares were issued and outstanding on and as of the date of any such required adjustment. The provisions set forth for the Class in the Company’s Certificate of Incorporation relating to the above in effect as of the Issue Date (with respect to the Series C-3 Stock), or in effect as of the date (if any) on which the Class becomes the Next Financing Series) may not be amended, modified or waived, without the prior written consent of Holder unless such amendment, modification or waiver affects the rights associated with the Warrant Shares in the same manner as such amendment, modification or waiver affects the rights associated with all other shares of the Class.
8. Notice of Adjustments. Whenever any Warrant Price or the kind or number of securities issuable under this Warrant shall be adjusted pursuant to Section 7 hereof, Company shall prepare a certificate signed by an officer of Company setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Warrant Price and number or kind of shares issuable upon exercise of this Warrant after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by certified or registered mail, return receipt required, postage prepaid) within thirty (30) days of such adjustment to Holder as set forth in Section 17 hereof.

9. Financial and Other Reports. From time to time up to the earlier of the Expiration Date, the complete exercise of this Warrant, or the date upon which Company becomes subject to the reporting requirements of the Exchange Act, Company shall furnish to Holder (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 45 days of each month end, in a form acceptable to Holder and certified by Company’s president or chief financial officer, and (b) Company’s complete annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements certified by an independent certified public accountant selected by Company and satisfactory to Holder within 120 days of the fiscal year end or, if sooner, at such time as Company’s Board of Directors receives the audit.
10. Transferability of Warrant. This Warrant is transferable on the books of Company at its principal office by the registered Holder hereof upon surrender of this Warrant properly endorsed, subject to compliance with Section 6 and applicable federal and state securities laws. Company shall issue and deliver to the transferee a new Warrant representing the Warrant so transferred. Upon any partial transfer, Company will issue and deliver to Holder a new Warrant with respect to the Warrant not so transferred. Holder shall not have any right to transfer any portion of this Warrant to any direct competitor of Company, as determined by the Board of Directors.
11. Registration Rights. Company grants registration rights to Holder of this Warrant for any Common Stock of Company obtained by Holder upon exercise of this Warrant, or subsequent conversion of the Warrant Shares, in parity with the registration rights granted to other holders of the outstanding shares of the Class, and agrees that Holder shall be added as a party to the Registration Rights Agreement for purposes of such registration rights, and that the Warrant Shares shall be “Registrable Securities” under the Registration Rights Agreement.
12. No Fractional Shares. No fractional share of the Class will be issued in connection with any exercise or conversion hereunder, but in lieu of such fractional share Company shall make a cash payment therefor upon the basis of the Warrant Price then in effect.
13. Charges, Taxes and Expenses. Issuance of certificates for shares of the Class upon the exercise or conversion of this Warrant shall be made without charge to Holder for any United States or state of the United States documentary stamp tax or other incidental expense with respect to the issuance of such certificate, all of which taxes and expenses shall be paid by Company, and such certificates shall be issued in the name of Holder.
14. No Shareholder Rights Until Exercise. Except as expressly provided herein, this Warrant does not entitle Holder to any voting rights or other rights as a shareholder of Company prior to the exercise hereof.
15. Registry of Warrant. Company shall maintain a registry showing the name and address of the registered Holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at such office or agency of Company, and Company and Holder shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.
16. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft, or destruction, of indemnity reasonably satisfactory to it, and, if mutilated, upon surrender and cancellation of this Warrant, Company will execute and deliver a new warrant, having terms and conditions substantially identical to this Warrant, in lieu hereof.
17. Miscellaneous.
(a) Successors. Subject to the provisions of Section 3(e) above, this Warrant shall be binding upon any successors or assigns of Company.
(b) Headings. The headings used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.
(c) Saturdays, Sundays, Holidays. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday in the State of California, then such action may be taken or such right may be exercised on the next succeeding day not a legal holiday.
(d) Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.
18. Addresses. Any notice required or permitted hereunder shall be in writing and shall be mailed by overnight courier, registered or certified mail, return receipt requested, and postage prepaid, or otherwise delivered by hand or by messenger, addressed as set forth below, or at such other address as Company or Holder hereof shall have furnished to the other party in accordance with the delivery instructions set forth in this Section 17.

If to Company:	Endocyte, Inc.
3000 Kent Avenue
Suite A1-100
West Lafayette, Indiana 47906
Attn: _____________________________________

If to Holder:	SVB Financial Group
Attn: Treasury Department
3003 Tasman Drive, HA 200
Santa Clara, CA 95054
Telephone: 408-654-7400
Facsimile: 408-496-2405
If mailed by registered or certified mail, return receipt requested, and postage prepaid, notice shall be deemed to be given five (5) days after being sent, and if sent by overnight courier, by hand or by messenger, notice shall be deemed to be given when delivered (if on a business day, and if not, on the next business day).

18. No Impairment. Company will not, by amendment of its Certificate of Incorporation or through any other means, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Holder hereof against impairment. Notwithstanding the foregoing, nothing in this Section 18 shall prohibit the Company from amending its Certificate of Incorporation with the requisite consent of its stockholders and Board of Directors so long as any such amendment impacts the holders of all of the shares of the Class in the same manner.
19. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS WARRANT OR THE WARRANT SHARES.
20. GOVERNING LAW. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Stock to be executed by its officer thereunto duly authorized as of the date first above written.

ENDOCYTE, INC.
By:	/s/ Mike Sherman
	Name:	Mike Sherman
	Title:	CFO

NOTICE OF EXERCISE
To:
Endocyte, Inc.
3000 Kent Avenue
Suite A1-100
West Lafayette, Indiana 47906
Attn:________________
1.	The undersigned Warrantholder (“Holder”) elects to acquire shares of the ________________ Stock (the “Class”) of Endocyte, Inc. (the “Company”), pursuant to the terms of the Warrant to Purchase Stock dated August __, 2010 (the “Warrant”).

2.	Holder exercises its rights under the Warrant as set forth below:
☐	Holder elects to purchase ____________ shares of Class as provided in Section 3(a) and tenders herewith a check in the amount of $ ___________ as payment of the purchase price.

☐	Holder elects to pay the purchase price as provided in Section 3(b) of the Warrant.
3.	Holder surrenders the Warrant with this Notice of Exercise.
Holder represents that it is acquiring the aforesaid shares of the Class for investment and not with a view to or for resale or distribution in violation of applicable securities laws.
Please issue a certificate representing the shares of the Class in the name of Holder or in such other name as is specified below:
Name:	___________________________

Address:	___________________________

Taxpayer I.D.:	___________________________

[NAME OF HOLDER]
By:
Name:
Title:

Date: _________________, 200___